                                 LOCAL MARKET AGREEMENT


      THIS LOCAL MARKET AGREEMENT (this "Agreement") is made and entered into as of this 15th day of March, 1996 by and between SOUTHERN STARR OF ARKANSAS, INC.1 an Arkansas corporation ("Southern Starr"), and TRIATHLON BROADCASTING OF LITTLE

ROCK, INC., a Delaware corporation ("Triathlon")



     WHEREAS, Southern Starr owns and operates radio broadcast station KOLL(FM),

Little Rock, Arkansas (the "Station"); and


      WHEREAS, Triathlon desires to provide programming to the Station, and

Southern Starr desires to broadcast the programming provided by Triathlon;


      NOW THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be fully bound hereby, Triathlon and Southern Starr hereby agree as follows:



      1. BASIC AGREEMENT. Subject to the terms of this Agreement and the exceptions set forth herein, and to the applicable rules, regulations and policies of the Federal Communications

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Commission (the "FCC"), Triathlon agrees to provide and Southern Starr agrees to accept programming on the Station as set forth in this Agreement. Southern Starr agrees to broadcast the programming including commercial announcements supplied by Triathlon without interruption, deletion or addition of any kind, except as provided in this Agreement and subject to Southern Starr's obligations under the statutes, rules, regulations and policies of the FCC.




          2. Hours of Programming.  Triathlon will supply, and Southern Starr will transmit, subject to the exceptions set forth in Sections 6 and 8 below,

programming for all periods of broadcast operations as long as this Agreement remains in full force and effect.



          3. Term of Agreement. The term of this Agreement (the "Term") shall commence on the date hereof and shall terminate upon the earlier to occur of (1)

the closing of Triathlon's acquisition of the Station pursuant to the terms of the definitive agreement (the "Purchase Agreement") to be entered into by and between Triathlon and Southern Starr, or (ii) the termination of the Purchase

Agreement in accordance with its terms, unless sooner terminated pursuant to the provisions of Section 22 of this Agreement or unless extended by the mutual written agreement of the parties.



          4. Sale of Advertising Time: Accounts Receivable. In consideration for the furnishing by Triathlon of the programming to Southern Starr, Southern Starr agrees that from and after the date of this Agreement, Triathlon may sell (or engage a third party to sell) all of the commercial time on tile Station for

Triathlon's account and may collect all revenues generated by such sates.

   All accounts receivable owing to Southern Starr arising out of the business and operations of the


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Station prior to the date of this Agreement shall be assigned to Triathlon for collection only, which collection shall be for the account of Southern Starr.

Within ten (10) days of the date of this Agreement, Southern Starr shall provide

Triathlon with a complete list of all such accounts receivable, showing the name, amount and age of each such account.  Triathlon shall make reasonable efforts to collect such accounts receivable on Southern Starr's behalf consistent with the manner it collects its own accounts receivable; provided,

however, that Triathlon shall not be obligated to refer any of the accounts receivable to a collection agency or attorney for collection, and shall not make any compromise or settlement of such account without the express prior approval of Southern Starr. For a period of ninety (90) days following the date of this

Agreement (the "Collection Period"), Triathlon shall on the 15th and 30th days of each month remit to Southern Starr the amounts collected on such accounts receivable, net of commissions approved by Southern Starr which Triathlon shall deduct and pay out of collections, together with an accounting thereof. Any payment received by Triathlon from any customer owing such account receivable shall first be applied in reduction of such account receivable, and not to any amounts owed to Triathlon by such customer; provided, however, that in the case of any account receivable for which there exists a bona fide dispute between

Southern Starr and such account debtor which pre-existed the date of this

Agreement, Triathlon shall not be obligated to first apply any such payment to the account receivable of Southern Starr but only to the extent of the amount in dispute. At the expiration of the Collection Period, Triathlon shall deliver to

Southern Starr any remaining accounts receivable of Southern Starr and all records pertaining to same. Triathlon agrees to run the trade and commercial spots sold by Southern Starr prior to the date of this Agreement, but to be broadcast after the date hereof, at the times contracted for by Southern Starr.

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A list of all trade and commercial spots sold by Southern Starr to be broadcast during programming provided by Triathlon shall be provided to Triathlon within ten (10) days of the date of this Agreement.



          5. Compensation.  In consideration for Triathlon's right to sell commercial time and collect all of the revenues from such sales pursuant to this

Agreement, Triathlon agrees to pay to Southern Starr the compensation set out on

Schedule A hereto.




         6. Reservation of Time.  Southern Starr specifically reserves for its own use up to two (2) hours per week of programming time (the "Reserved Time")

during which it may broadcast programming of its choice. The Reserved Time shall be at a mutually agreed time on Sunday between the hours of 6:00 a.m. and 12:00 midnight, in segments of no less than one (1) hour. Southern Starr will not sell advertising time during the Reserved Time.



         7. Employees. Triathlon agrees to hire all employees of Southern Starr who presently perform services which will be performed by Triathlon under this

Agreement at their current wages, commission structure and group benefits. Both parties agree that if this Agreement is terminated for any reason other than pursuant to Section 3(i) hereof, Southern Starr shall be entitled to reassume an employment relationship with these employees; and in furtherance thereof,

Triathlon agrees that it will not terminate the employment of any of such employees nor change their wages or compensation structure during the Term of this Agreement without Southern Starr's prior consent, which consent will not be unreasonably withheld, and will in no way object or seek


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in any way to interfere with Southern Starr's exercise of such reassumption rights following the expiration of the Term hereof. Except as provided in paragraph 2 of Schedule A hereto, Triathlon shall only be responsible for the payment of the compensation of those Southern Starr employees hired by it commencing with the date of this Agreement and shall not be responsible for the payment of any sums owed to any such employees for any period prior to the date of this Agreement. Additionally Southern Starr shall be solely responsible for the payment of any extraordinary compensation (such as retention bonuses and the like) which are or may be due and payable to any Southern Starr employees hired by Triathlon in connection with or relating to Triathlon's acquisition of the

Station pursuant to the Purchase Agreement.



         8. Southern Starr's Programming Discretion. In order to enable Southern

Starr to fulfill its obligations under Section 311 of the Communications Act of

1934, as amended (the "Act"), Triathlon in compliance with Section 507 of the

Act will in advance of any scheduled broadcast by the Station, disclose to

Southern Starr any information of which Triathlon has knowledge, or which has been disclosed to it, as to any money, service or other valuable consideration which any person has paid or accepted, or has agreed to pay or to accept, for the inclusion of any matter as a part of the programming or commercial matter to be supplied to Southern Starr pursuant to this Agreement. Triathlon will cooperate with Southern Starr as necessary to ensure compliance with this provision. Commercial matter with obvious sponsorship identifications shall not require disclosure in addition to that contained in the commercial copy.

Triathlon further agrees that it will at all times conduct sales of, and broadcast, commercial matter hereunder in compliance with all applicable statutes and regulations, including, without limitation, the rules and regulations of


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the FCC and the Act.



       It is further understood and agreed that Southern Starr will retain ultimate authority and control over programming decisions for the Station during the course of this Agreement and will be responsible for insuring that the

Station' overall programming is responsive to the needs and interests of the community. Triathlon agrees that all such programming as presented by Triathlon will be in compliance with all applicable FCC rules and regulations and the Act.

Southern Starr agrees that during the Term of this Agreement Triathlon shall have the right to change the format of the Station, provided that Triathlon notifies Southern Starr of any format change prior to making any such change.

Southern Starr shall continue to be responsible for maintenance of the

Station's public inspection file in good order as required by the FCC, to have prepared and timely filed in such file the quarterly issues/programs list as required by FCC rules and to timely file with the FCC all required reports and records.  Triathlon shall provide Southern Starr with any information concerning programming or commercial matter broadcast or to be broadcast on the Station as

Southern Starr shall reasonably request.



      9. Maintenance, Installation and Removal of Equipment; Responsibility for

Costs.


      (a)  Southern Starr shall be responsible for maintenance and repair of the

Station's transmitter and antenna, and will keep those facilities operating in compliance with the rules and regulations of the FCC.

      (b) Triathlon shall be responsible for the salaries, commissions, taxes,

insurance and all other related costs for all personnel employed by Triathlon and involved in the production,


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broadcast and sale of its programming and commercial messages including, but not limited to, on-air personalities, sales persons and traffic personnel. Triathlon shall also be responsible for all of its promotional expenses in connection with the programming it is to furnish for broadcast on the Station. Southern Starr shall be responsible for its own corporate expenses and obligations for borrowed money and for all direct operating costs of the Station, including, but not limited to the following: all lease payments for use of the Station's main studio and offices; salaries, payroll taxes, insurance and related costs of all personnel employed by Southern Starr for the Station; insurance costs relating to Southern Starr's assets and operations; power and other utility bills for the Station's main studio facilities, its transmitter sites and any other facilities it may have; maintenance of all transmitting equipment including costs of repairs and supplies; Southern Starr's own telephone delivery and postal expenses; and income, gross receipts, sales, personal property,

real property and any other taxes of whatever nature related to Southern Starr's ownership of the Station assets or Southern Starr's own programming efforts on the Station. Notwithstanding the foregoing, Triathlon shall reimburse Southern

Starr for the operational expenses of the Station which are incurred in the normal course of the Station' business and are consistent with the past practices of the Station, including those which are specified in Schedule A hereto.



      10. Triathlon's Representations. Triathlon represents and warrants that it has the right to enter into this Agreement and to provide programming to the

Station as provided for by this Agreement. Triathlon further represents and warrants that the performing rights to all music contained in such programming are or will be licensed by BMI, ASCAP or SESAC, are in the public domain or are controlled by Triathlon. Triathlon agrees to indemnify and hold Southern


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Starr, its directors, shareholders, officers, agents, employees, successors and assigns free and harmless from any and all claims, losses, damages, liabilities,

costs or expenses, including reasonable attorneys' fees, of every kind and nature incurred by Southern Starr or such persons by reason of the breach of this representation and warranty by Triathlon and for all claims, losses,

damages, liabilities, costs or expenses, including reasonable attorneys' fees,

of every kind and nature arising from the broadcast of any programming or other matter by Triathlon pursuant to this Agreement with respect to copyright infringement, libel, slander, defamation, infringement of trademarks, trade names or program titles, appropriation of name or likeness, invasion of privacy or violation of the rules and regulations of the FCC. Triathlon agrees to defend at its own expense any action or proceeding arising out of its indemnification obligations hereunder.



                   11.  Facilities.  Triathlon shall provide programming to the

Station pursuant to this Agreement from facilities owned, leased or maintained by Southern Starr, and during the Term of this Agreement Triathlon shall have the right to use the assets of the Station in providing such programming.

Southern Starr shall, at its sole expense, retain a general manager and the necessary staff as may be required by FCC rules and regulations, which manager and staff shall be responsible for maintaining the transmitting facilities of the Station and insuring compliance with the technical operating and reporting requirements established by the FCC. The transmitting facilities of the Station shall be maintained by Southern Starr in accordance with all applicable

FCC rules and regulations and all FCC licenses and authorizations for the

Station. Throughout the Term of this Agreement, all transmitting equipment shall be in good operating condition consistent with standards of good engineering practice in the broadcast industry.


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         12. Monthly Reports. At Southern Starr's request, Triathlon shall submit to Southern Starr in writing monthly reports in form reasonably satisfactory to Southern Starr, which reports will cover programs and commercials delivered by Triathlon and broadcast by the Station.




         13. Failure of Facilities.  Any failure or impairment (i.e. failure to broadcast at the Station' full authorized height and power) of facilities or any delay or interruption in broadcast programming, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God,

strikes or threats thereof or force majeure or due to causes beyond the control of Southern Starr shall not constitute a breach of this Agreement and Southern

Starr will not be liable to Triathlon, except to the extent of allowing in each case an appropriate payment credit for time or broadcasts not provided based upon a pro-rata adjustment to the compensation payable to Southern Starr based upon the length of time during which the failure or impairment exists.


         14. No Restriction on Other Programming. Nothing in this Agreement shall restrict Triathlon from offering the programming and services provided by

Triathlon to Southern Starr pursuant to this Agreement to any other radio

Station in the Station' market.



         15. Maintenance of Licenses. Triathlon agrees to maintain at

Triathlon's expense such licenses, including performing rights licenses and including specifically performing rights licenses issued by ASCAP, SESAC and

BMI, as now are or hereafter may be in general use by radio broadcasting Station and as may be necessary for Triathlon to broadcast the programming which

Triathlon furnishes to the Station hereunder.


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         16. Assignability. Neither party hereto may assign or transfer any of its obligations or the rights or privileges granted to it under this Agreement without the other's prior written consent, except that Triathlon may assign its obligations, rights and privileges hereunder to an affiliate or wholly-owned subsidiary of Triathlon in which case Triathlon shall remain fully obligated under this Agreement as an assignor. Triathlon or Southern Starr shall be entitled to institute proceedings at law or in equity to enforce the specific performance of the provisions of this Section 16.




         17. Modifications and Waivers. No inducements, representations or warranties except as specifically set forth in this Agreement have been made by any of the parties to this Agreement with respect to the subject matter hereof.

No provision of this Agreement shall be changed or modified, nor shall this

Agreement be discharged in whole or in part, except by an agreement in writing,

signed by the party against whom the change, modification or discharge is claimed or sought to be enforced, nor shall any waiver of any of the conditions or provisions of this Agreement be effective and binding unless such waiver shall be in writing and signed by the party against whom the waiver is asserted;

and no waiver of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or of any other provision.

Nothing in this Agreement shall be construed to make Southern Starr and

Triathlon partners or joint venturers or to afford any rights to any third party other than as expressly provided herein.




         18. No Conflict. Both Southern Starr and Triathlon represent that they are empowered


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and able to enter into this Agreement, and that the execution, delivery and performance hereof shall not constitute a breach or violation of any agreement,

contract or other obligation to which either party is subject or by which it is bound.



         19. Southern Starr's Representations.  Southern Starr makes the following further representations, warranties and covenants:


       (a)   Southern Starr owns and holds all licenses and other permits and authorizations necessary for the operation of the Station as presently conducted

(including licenses, permits and authorizations issued by the FCC), and such licenses, permits and authorizations will be in full force and effect for the entire Term hereof unimpaired by any acts or omissions of Southern Starr,

its principals, employees or agents. There is not pending or, to Southern

Starr's best knowledge, threatened, any action by the FCC or other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations and, to Southern Starr's best knowledge, no event has occurred which allows or, after notice or lapse of time or both, would allow, the revocation or termination of such licenses, permits or authorizations or the imposition of any restrictions thereon of such a nature that may limit the operation of the Station as presently conducted. Southern Starr has no reason to believe that any such license, permit or authorization will not be renewed during the Term of the Agreement in its ordinary course.

       (b)   All reports and applications required to be filed with the FCC

(including ownership reports and renewal applications) or any other government entity, department or body in respect of the Station have been, and in the future will be, filed in a timely manner and are and will be true and complete and accurately present the information contained and required thereby. All such


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reports and documents, to the extent required to be kept in the public inspection files of the Station, are and will be kept in such files.

       (c)   Southern Starr has, and will throughout the Term hereof maintain,

good and marketable title to all of its assets and properties used in the operation of the Station.

       (d)    Southern Starr will maintain in full force and effect throughout the Term of this Agreement insurance with responsible and reputable insurance companies or associations covering such risks (including fire and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be required by law) and in such amounts and on such tens as is conventionally carried by broadcasters operating radio Station with facilities comparable to those of the Station. Any insurance proceeds received by Southern

Starr in respect of damaged property will be used to repair or replace such property so that the operation of the Station conforms with this Agreement.




         20.  Notices.  All notices, demands and requests permitted or required under this Agreement shall be in writing and shall be deemed given on the date of personal delivery or on the date of receipt if mailed by certified mail,

postage prepaid and return receipt requested, or on the date of a stamped receipt if sent by an overnight delivery service, or on the date of written confirmation of delivery by facsimile or telecopy transmission to the following addresses:


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       If to Southern Starr:        Mr. Michael G. Ferrel
                                    President and Chief Executive Officer
                                    Southern Starr of Arkansas, Inc.
                                    One Monarch Place
                                    Suite 220
                                    Springfield, Massachusetts 01144
                                    Telecopy No. (413) 732-7851


       Copy to:                     Howard M. Berkower, Esq.
                                    Baker & McKenzie
                                    805 Third Avenue
                                    New York, New York 10155
                                    Telecopy No. (212) 759-9133


      If to Triathlon:              Mr. Norman Feuer
                                    President and Chief Executive Officer
                                    Triathlon Broadcasting of Little Rock, Inc.
                                    750 B Street
                                    Suite 1910
                                    San Diego, California
                                    Telecopy No. (619) 239-4270


       Copy to:                     Howard J. Tytel, Esq.
                                    The Sillerman Companies
                                    150 East 58th Street
                                    19th Floor
                                    New York, New York 10155
                                    Telecopy No. (212) 753-3188




         21. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof and is intended to be fully consistent with the

Act and all rules and regulations of the FCC, as applicable. The obligations of the parties hereto are subject to all federal, state and local laws and regulations now or hereafter in force and to the rules, regulations and policies of the FCC and all other government entities or authorities presently or hereafter to be constituted.


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         22. Termination. This Agreement may be terminated by either party, (a)

in the event of a material breach of any of the terms of this Agreement by the other party, which breach is not cured within thirty (30) days following delivery of written notice of such breach together with a demand that it be cured, (b) if the other party shall make a general assignment for the benefit of creditors, or files or has filed against it a petition for bankruptcy,

reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of such party under any federal or state insolvency law,

which, if filed against such party, has not been dismissed or discharged within sixty (60) days thereof, (c) in the event of a material breach by the other party of any representation or warranty herein, or in any certificate, affidavit or document furnished pursuant to the provisions hereof, which shall prove to have been false or misleading in any material respect as of the time made or furnished, or (d) in the event either party is specifically required by the FCC to terminate this Agreement in order to comply with FCC rules or policies, or if there is a material change to Southern Starr's FCC authorizations which materially and adversely affects Southern Starr's signal, quality or coverage.



         23. Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall be binding upon the party so executing it and when taken together shall constitute one and the same Agreement.



         24. Construction  In the event any provision contained in this

Agreement is held to be invalid, illegal or unenforceable, such holding shall not affect any other provision hereof and this


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Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.



         25.  Binding and Enforceable.  Subject to the provisions of Section 16 hereof, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.




         26. No Broker. Each party represents that there is no broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of, or action taken by, either party hereto. Each party agrees to indemnify and hold harmless the other with respect to any such claim.




         27. No Limitation on Remedies. Except as otherwise expressly limited by the provisions of this Agreement, any failure by either party to comply with the provisions of this Agreement shall entitle the other party to assert any remedies available to it at law or in equity.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.


                                     TRIATHLON BROADCASTING OF LITTLE
                                     ROCK, INC.


                                     By: /s/ Norman Ferrer
                                         -----------------------
                                          Title: President/CEO



                                     SOUTHERN STARR OF ARKANSAS, INC.


                                     By: /s/ Michael G. Ferrel
                                         -----------------------
                                          Title: President


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                                    SCHEDULE A


       1.    Compensation. In consideration for Triathlon's right to sell commercial time and collect all revenues from such sale pursuant to and during the Term of this Agreement, Triathlon shall pay to Southern Starr simultaneously with the execution of this Agreement the cash sum of Three Million Five Hundred

Thousand Dollars ($3,500,000), which amount shall be applied to and credited against the purchase price which Triathlon has agreed to pay to Southern Starr for the Station under the Purchase Agreement.





       2.    Reinbursement of Other Expenses. Triathlon shall pay to Southern

Starr each month on the first day of each month an amount sufficient to reimburse Southern Starr for the following direct and indirect operating costs of the Station: lease payments for the use of its main studio facilities and transmitter sites; power and other utility bills for its main studio facilities and transmitter sites; insurance costs relating to Southern Starr's own assets and operations; maintenance of the transmitting facility, main studio and all equipment necessary for the operation of the Station in compliance with the rules, regulations and policies of the FCC; the salary, payroll taxes, insurance and related costs of the engineer and general manager employed by Southern Starr for the Station; income, gross receipts, sales, real property, personal property and any other taxes of any nature whatsoever related to the operation of the

Station or Southern Starr's own programming efforts on the Station but expressly not including any corporate or franchise tax payments due from Southern Starr to the State of Arkansas; and such other direct and indirect operating costs of the

Station incurred at the request of Triathlon.



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